UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2011

WORLD SURVEILLANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                               ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 17, 2010, World Surveillance Group Inc. reached a settlement with Hudson Bay Fund LP and Hudson Bay Master Fund Ltd. f/k/a Hudson Bay Overseas Fund, Ltd. (collectively, “Hudson Bay”) and entered into a Settlement Agreement resolving the previously-disclosed lawsuit against Sanswire Corp. (“Sanswire” or the “Company,” n/k/a World Surveillance Group Inc.), without admitting any liability or wrongdoing on the part of the Company.  The settlement relates to the exercise of certain Class A and Class B Warrants issued by Sanswire to Hudson Bay dating back to 2006, and resolves all outstanding issues and claims between the parties.  As a result of the Settlement Agreement, Hudson Bay has no further rights of any kind whatsoever with respect to the above referenced Warrants.

Under the terms of the Settlement Agreement, the Company is required to issue an aggregate of 13,283,352 shares of common stock of the Company (the “Hudson Bay Shares”) to Hudson Bay and pay aggregate attorney fees of approximately $180,000, in twelve equal monthly payments.  Pursuant to the Settlement Agreement, Hudson Bay agreed not to sell publicly on any trading day in excess of the greater of 20% of (i) the daily or intra day trading volume or (ii) the daily average of the prior 40-day trading volume of our common stock.   The Settlement Agreement also contains mutual releases and requires the filing of a stipulation of discontinuance by the parties within two days of issuance of the Hudson Bay Shares discontinuing Hudson Bay’s Supreme Court action with prejudice.

The foregoing information is a summary of the Settlement Agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the Settlement Agreement for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Settlement Agreement dated May 17, 2011 between the Company and Hudson Bay Fund LP and Hudson Bay Master Fund Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc.
(Registrant)

Date: May 19, 2011	/s/	Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer